Exhibit 5

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May 2, 2014

United Financial Bancorp, Inc.

45 Glastonbury Boulevard, Suite 200

Glastonbury, CT 06033

United Financial Bancorp, Inc. 2006 Stock-Based Incentive Plan

United Financial Bancorp, Inc. 2008 Equity Incentive Plan

CNB Financial Corp. 2008 Equity Incentive Plan

Re:	CNB Financial Corp. Amended and Restated Stock Option Plan

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 1,667,287 shares of common stock, no par value per share (the “Shares”), of United Financial Bancorp, Inc., a Connecticut corporation formerly known as Rockville Financial, Inc. (the “Company”), issuable under the United Financial Bancorp, Inc. 2006 Stock-Based Incentive Plan, the United Financial Bancorp, Inc. 2008 Equity Incentive Plan, the CNB Financial Corp. 2008 Equity Incentive Plan and the CNB Financial Corp. Amended and Restated Stock Option Plan (individually, a “Plan,” and collectively, the “Plans”).

We have examined the Certificate of Incorporation and Bylaws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company as provided to us by the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plans, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of Connecticut and the federal laws of the United States of America.

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It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the respective Plans, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Hinckley, Allen & Snyder LLP